EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Fourth Quarter and Full Year 2014 Results
Houston, Texas - February 20, 2015 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $70.8 million and $410.0 million for the three months and year ended December 31, 2014, respectively, compared to a net loss of $61.3 million and $258.1 million for the same periods in 2013, respectively.
Results include significant items consisting of losses of $29.8 million and $242.8 million for the three months and year ended December 31, 2014, respectively, and losses of $26.7 million and $60.9 million, respectively, for the comparable 2013 periods. Significant items for the three months and year ended December 31, 2014 related to development expenses primarily for the fifth and sixth natural gas liquefaction trains (“Trains”) we are developing through Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Liquefaction Project”), losses on early extinguishment of debt related to the write-off of debt issuance costs by Sabine Pass Liquefaction in connection with the refinancing of a portion of its credit facilities in May 2014 and April 2013, and derivative gains (losses) due primarily to changes in long-term LIBOR during the respective periods.

General and administrative expense (including affiliate) decreased by $0.3 million and $26.2 million for the three months and year ended December 31, 2014, compared to the corresponding 2013 periods, respectively, primarily due to costs incurred under certain management service agreements with wholly owned subsidiaries of Cheniere Energy, Inc. (“Cheniere”). Sabine Pass Liquefaction is required to pay monthly fees to an affiliate of Cheniere based upon the capital expenditures incurred in the previous month for construction of the first four Trains at the Liquefaction Project.

Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six Trains, each with a nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”).
The Trains are in various stages of development.

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Construction on Trains 1 and 2 began in August 2012, and as of December 31, 2014, the overall project for Trains 1 and 2 was approximately 81% complete, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce liquefied natural gas (“LNG”) as early as late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of December 31, 2014, the overall project for Trains 3 and 4 was approximately 54% complete, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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Trains 5 and 6 are under development. We have entered into LNG sale and purchase agreements (“SPAs”) for approximately 3.75 mtpa in aggregate that commence with the date of first commercial delivery for Train 5. We have received authorizations from the U.S. Department of Energy (“DOE”) to export 503 Bcf per year of LNG volumes from Trains 5 and 6 to free trade agreement (“FTA”) countries. Authorization to export LNG to non-FTA countries is pending. In December 2014, the Federal Energy Regulatory Commission (“FERC”) published the final Environmental Assessment, and final FERC authorization is subject to commissioner approvals.

We will contemplate making a final investment decision to commence construction of Train 5 and Train 6 based on, among other things, entering into engineering, procurement and construction (“EPC”) contracts, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 - 4	Trains 5 & 6
DOE export authorization	Received	Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 16.0 mtpa	T5: Completed T6: 2015
- BG Gulf Coast LNG, LLC	5.5 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS	3.5 mtpa
- GAIL (India) Ltd.	3.5 mtpa
- Total Gas & Power N.A.		2.0 mtpa
- Centrica plc		1.75 mtpa
EPC contracts	Completed	2015
Financing	Completed	2015
- Equity commitments
- Debt commitments
FERC authorization	Completed
- FERC Order		2015
- Certificate to commence construction		2015
Issue Notice to Proceed	Completed	2015
Commence operations	2015 - 2017	2018/2019

Distributions to Unitholders
We paid a cash distribution per common unit of $0.425 to unitholders of record as of February 2, 2015, and the related general partner distribution on February 15, 2015.
We estimate that the annualized distribution to common unitholders for fiscal year 2015 will be $1.70 per unit.
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa. The overall project completion percentage of Trains 1 and 2 is approximately 81% as of December 31, 2014. The overall project completion percentage of Trains 3 and 4 is approximately 54% as of December 31, 2014. Sabine Pass Liquefaction is developing Trains 5 and 6 and commenced the regulatory process in February 2013. Sabine Pass Liquefaction has entered into six third-party LNG SPAs that in the aggregate equate to 19.75 mtpa and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniere.com.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data) (1)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues
Revenues	$65,807	$66,199	$265,740	$265,251
Revenues—affiliate	752	800	2,958	2,940
Total revenues	66,559	66,999	268,698	268,191

Operating costs and expenses
Operating and maintenance expense	9,522	7,206	64,208	59,957
Operating and maintenance expense—affiliate	6,808	5,770	21,115	29,304
Depreciation expense	14,780	14,336	58,601	57,486
Development expense	648	3,165	9,319	11,322
Development expense—affiliate	430	207	1,153	1,402
General and administrative expense	3,759	3,049	13,807	11,570
General and administrative expense—affiliate	26,790	27,838	101,369	129,836
Total operating costs and expenses	62,737	61,571	269,572	300,877

Income (loss) from operations	3,822	5,428	(874)	(32,686)

Other income (expense)
Interest expense, net	(46,089)	(43,594)	(177,032)	(178,400)
Loss on early extinguishment of debt	—	(51,066)	(114,335)	(131,576)
Derivative gain (loss), net	(28,726)	27,742	(118,012)	83,448
Other income	154	224	217	1,097
Total other expense	(74,661)	(66,694)	(409,162)	(225,431)

Net loss	$(70,839)	$(61,266)	$(410,036)	$(258,117)

Net loss attributable to the Creole Trail Pipeline Business	—	—	—	(18,150)
Net loss attributable to partners	$(70,839)	$(61,266)	$(410,036)	$(239,967)

Basic and diluted net loss per common unit	$(0.06)	$(0.01)	$(0.89)	$(0.03)

Weighted average number of common units outstanding used for basic and diluted net loss per common unit calculation	57,080	57,079	57,079	54,235

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$248,830	$351,032
Restricted cash and cash equivalents	195,702	227,652
Accounts receivable	310	40
Advances to affiliate	27,323	14,737
LNG inventory	4,293	10,430
Prepaid expenses and other	6,411	5,957
Other—affiliate	3,651	3,280
Total current assets	486,520	613,128

Non-current restricted cash and cash equivalents	544,465	1,025,056
Property, plant and equipment, net	8,978,356	6,383,939
Debt issuance costs, net	241,909	313,944
Non-current derivative assets	11,744	98,123
Other non-current assets	124,521	82,593
Total assets	$10,387,515	$8,516,783

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$8,598	$10,146
Accrued liabilities	136,578	170,052
Due to affiliates	19,660	45,547
Deferred revenue	26,655	26,593
Derivative liabilities	23,247	13,484
Other	18	65
Total current liabilities	214,756	265,887

Long-term debt, net	8,991,333	6,576,273
Non-current deferred revenue	13,500	17,500
Other non-current liabilities	2,452	193
Other non-current liabilities—affiliate	34,745	17,186

Commitments and contingencies

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at December 31, 2014 and 2013)	495,597	711,771
Class B unitholders’ interest (145.3 million units issued and outstanding at December 31, 2014 and 2013)	(38,216)	(38,216)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at December 31, 2014 and 2013)	648,414	931,074
General partner’s interest (2% interest with 6.9 million units issued and outstanding at December 31, 2014 and 2013)	24,934	35,115
Total partners’ equity	1,130,729	1,639,744
Total liabilities and partners’ equity	$10,387,515	$8,516,783

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479 Christina Burke: 713-375-5104
Media: Faith Parker: 713-375-5663